MEMORANDUM

TO:    All Directors, Officers and Employees
FROM:    Lauren A. Elkerson, Chief Legal Officer
RE:    Insider Trading Policy
REVISED:    April 2023

In the normal course of business, as an officer, director or employee of Resources Connection, Inc. (“RGP”) or one of its wholly-owned subsidiaries, you may come into possession of significant, sensitive information. This information is considered the property of RGP; you have been entrusted with it. In particular, you may not seek to profit from it by buying or selling securities yourself or passing on the information to others to enable them to profit. The purpose of this policy statement (see attachment) is both to inform you of your legal responsibilities and to make clear to you that the misuse of sensitive information is contrary to company policy.

Insider trading is a crime in the United States, penalized by fines of up to $5,000,000 and 20 years in prison for individuals. In addition, the Securities & Exchange Commission (the “SEC”) may seek the imposition of a civil penalty of up to three times the profits made or losses avoided from the trading. Insider traders must also disgorge any profits made and are often subjected to an injunction against future violations. Finally, insider traders may be subjected to civil liability in private lawsuits.

Employers and other controlling persons (including supervisory personnel) are also at risk under federal law. Controlling persons may, among other things, face penalties of the greater of the amount of civil monetary penalties set by the SEC (currently $2,479,282) or three times the profits made or losses avoided by the trader if they recklessly fail to take preventive steps to control insider trading.

Thus, it is important both to you and RGP that insider trading violations not occur. You should be aware that stock market surveillance techniques are becoming more sophisticated all the time, and the chance federal or other regulatory authorities will detect and prosecute even small-level trading is significant. The risk is simply not worth taking.

RESOURCES CONNECTION, INC.
INSIDER TRADING POLICY
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SUMMARY OF POLICY
The following Policy applies to all directors, officers and employees worldwide of Resources Connection, Inc. (“RGP” or the “Company”) and to other persons, such as contractors or consultants, whom the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”) or the Chief Legal Officer (“CLO”) has designated as subject to this Policy because they have access to material, non-public information relating to RGP (each, an “insider contractor”):

If you have material, non-public information relating to RGP, RGP’s policy is that neither you, nor any Related Party (as hereinafter defined), may buy or sell securities of RGP or engage in any other action to take advantage of, or pass on to others, that information. This Policy also applies to trading in the securities of any other company, including our customers, clients, other vendors, or suppliers, if you have material, non-public information about that company which you obtained in the course of your employment with RGP.

Transactions that may be necessary or justifiable for independent reasons, including emergency expenditures and transactions planned before you learned the material information, are not exceptions. Even the appearance of an improper transaction must be avoided to prevent any potential prosecution of RGP or the individual trader.

Besides your obligation to refrain from trading while in possession of material, non-public information, you are also prohibited from “tipping” others. The concept of unlawful tipping includes passing on information to friends or family members under circumstances that suggest you were trying to help them make a profit or avoid a loss. Besides being considered a form of insider trading, of course, tipping is also a serious breach of corporate confidentiality. For this reason, you should be careful to avoid discussing sensitive information in any place (such as at lunch, on public transportation, or in elevators) where others may overhear you.

The restrictions in this Policy also apply to (i) your spouse or domestic partner, (ii) any parent, child, sibling or in-law living in your household, (iii) any other family members who do not live in your household but whose transactions in RGP securities are directed by you or are subject to your influence or control, (iv) any corporation, partnership or other entity that is controlled or managed by you; and (v) any trust for which you are trustee or have a beneficial pecuniary interest (each, a “Related Party” and, collectively, the “Related Parties”). You are responsible for the transactions of these Related Parties and should treat all such transactions for purposes of this Policy and applicable securities laws as if the transactions were for your own account. Notwithstanding the foregoing, this Policy does not apply to personal securities transactions of a Related Party where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or the Related Party.

DEFINITIONS AND DETAILS

“Material” information is information a reasonable investor would consider important in a decision to buy, sell or hold RGP securities. Chances are, if you learn something that leads you to want to buy or sell stock, that information is material. It is important to keep in mind that material information can be any kind of information: information that something is likely to happen, or even just that it may happen, can be considered material. In short, any information which could reasonably affect the price of the stock is “material.” IF YOU ARE IN DOUBT AS TO THE MATERIALITY OF NON-PUBLIC INFORMATION, YOU SHOULD PRESUME THE INFORMATION IS MATERIAL UNTIL YOU SPEAK WITH THE CFO OR THE CLO.

Examples of material information include:

•dates of future significant events in the Company’s development (i.e., launch of new services or offices)
•quarterly or annual financial results
•projections of earnings information or changes to previously announced earnings guidance
•unanticipated changes in the level of sales or expenses
•contract negotiations with a potentially significant new client or partner or the loss of a significant existing client or partner
•stock splits, dividend information or the establishment of a repurchase program for RGP securities
•major financings, including bank borrowings and securities offerings
•significant personnel changes
•significant operational changes
•significant acquisitions or dispositions of assets
•significant litigation or the resolution of such litigation
•a significant cybersecurity incident, such as a data breach, or any other significant disruption in the company’s operations
•significant transactions, including a pending or proposed joint venture or a pending or proposed merger, acquisition or tender offer
•a significant restructuring, impending bankruptcy or the existence of severe liquidity problems
•a change in auditors or notification that the auditor’s report may no longer be relied upon

“Non-public” information is any information not reasonably accessible to the investing public. Keep in mind that once the Company releases information through public channels (for instance, a press release), it may take additional time for it to be broadly disseminated (such as in the form of publication in a print media, typically The Wall Street Journal). A speech to an audience, a TV or radio appearance or an article in a trade magazine does not qualify as full public disclosure. As a general rule, information should not be considered fully absorbed by the marketplace until the second trading day after the day on which the information is released.

1.All RGP directors, officers and internal employees are considered insiders (“Insiders”). Except as provided in paragraph 11 below, an Insider is permitted to trade stock only during certain specified periods (the “trading window”) and only if the Insider is not at the time in possession of material, non-public information. The trading window will be opened only upon written notification from the CEO, CFO or CLO, or their designee, the Company’s equity plan administrator. In general, the trading window opens (i.e., trading is permissible) on the second trading day following RGP’s provision of information to the financial community about the prior quarter results, and closes (i.e., trading is prohibited) fifteen (15) days prior to the end of the current quarter.

2.Insiders who wish to exercise their outstanding stock options under the Company’s stock option plan must abide by the following guidelines:

•If the option is being exercised with a cash payment without the concurrent sale of any of the purchased shares, then the exercise may occur at any time and is not restricted to one of the quarterly window periods for open-market transactions.

•If the option is being exercised with shares of RGP stock, then the exercise must occur during one of the quarterly window periods specified for open-market transactions and only if the Insider is not at the time in possession of material, non-public information.

•If the option is being exercised in connection with a same-day sale program, where all or part of the purchased shares are to be sold immediately on the open-market, the exercise and sale must occur during one of the quarterly window periods specified for open-market transactions and only if the Insider is not at the time in possession of material, non-public information.

3.Gifts of RGP stock may, in certain circumstances, subject an Insider to potential insider trading liability if the Insider gifts the shares while in possession of material, non-public information about the Company or its securities and the Insider knew or was reckless in not knowing that the recipient would sell the shares while such material information was still non-public. Without limiting the foregoing, if the recipient of the gifted shares is a Related Party, the gifted shares may not be sold by the recipient in an open-market transaction outside of one of the quarterly window periods specified for open-market transactions. In addition, in no event may any material, non-public information be disclosed to the recipient of the gifted shares. Please refer to paragraph 10 for further guidance regarding gifts of RGP shares by Section 16 individuals. If you have any questions about a proposed gift transaction, please contact the CLO.

4.Even when the trading window is open, all directors, officers, employees and insider contractors must abstain from trading stock while in possession of material, non-public information (except for trades made pursuant to a “Rule 10b5-1” trading plan as described in paragraph 11 below). Except as provided in paragraph 11 below, RGP’s directors, officers, employees and insider contractors who acquire material, non-public information may not buy or sell RGP stock, including stock obtained by option exercises or upon the vesting of restricted stock or stock units, from the time they obtain such information until notified by the equity plan administrator or the CLO that they may resume trading.

5.All directors, officers, employees and insider contractors are prohibited from revealing material, non-public information to third parties who may engage in trading activities and from making buy or sell recommendations to third parties based upon such information. If you are in possession of material, non-public information, your Related Parties may also be deemed to be in possession of such information, regardless of whether they have actual knowledge of the information. Consequently, they could also be liable for violations of the insider trading laws if they trade during a time in which you are prohibited from trading, regardless of whether they actually knew the material, non-public information at that time.

6.In order to avoid placing directors, officers, employees and insider contractors in a position in which they are prevented from trading, material, non-public information should be limited to those who need to know such information in order to perform their jobs. If, however, RGP’s management becomes aware that material, non-public information may have been widely disseminated within RGP, then management may impose a ban on trading for specified Insiders or other employees or insider contractors for a specific time.

7.In order to avoid disclosure of material information to parties outside of RGP, all inquiries regarding RGP’s financial performance, operating results, projections or other requests for financial information should be referred to the CFO. This includes requests by analysts or others, including research firms, to corroborate or comment upon their financial projections for RGP. Refrain from answering any questions regarding Company performance, trends, new offices, etc. Again, refer all such inquiries to the CFO.

8.If you have any concerns about whether you are in possession of material, non- public information, or if you learn potentially sensitive information, you must contact the CFO or the CLO before you buy or sell RGP stock, including stock obtained by option exercises or upon the vesting of restricted stock or stock units. This will help ensure you do not create the appearance of improperly trading in RGP stock.

9.Any director, officer or employee who knowingly trades RGP stock while in possession of material, non-public information (except for trades made pursuant to a “Rule 10b5-1” trading plan as described in paragraph 11 below) or who provides such information to others will be subject to significant disciplinary action, including immediate dismissal. No exceptions will be made to this Policy, even where the transaction is very small or where the individual planned to make the transaction before learning the information. If you know or suspect an RGP employee has violated this Policy, we encourage you to call the Company’s Corporate Integrity Hotline at (866) 588-5733 or the CFO or CLO. You are free to do so on an anonymous basis.

10.If you are member of the Board of Directors or an executive officer of RGP, as designated by the Board of Directors, you may be required to file a Form 144 Notice with the SEC at the time you intend to sell shares of RGP stock on the open market and must comply with the requirements of Rule 144. You will also be bound by the short-swing profit rules of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which will require you to pay over to the Company any profit you realize from the purchase and sale, or sale and purchase, of specified transactions in RGP stock occurring within a period of less than six (6) months. Finally, as such a Board member or executive officer, you must report your stock ownership to the SEC by filing a Form 3 report within ten (10) business days of the date you become a director or executive officer, and any changes in your stock ownership position, including the award of restricted stock or restricted stock units under the Company’s equity incentive plan, shares of RGP stock acquired upon the exercise of stock options, or, in some circumstances, the vesting of restricted stock unit awards granted to you under the Company’s equity incentive plan, by filing a Form 4 within two (2) business days of the date on which your ownership position changed. Any gifts you make of RGP stock and other transactions in RGP stock must comply with this policy (see paragraph 3 above) and also be reported on a Form 4 or Form 5 filed with the SEC on a timely basis. For this reason, and to prevent trading on material, non-public information, all directors and executive officers MUST pre-clear any transaction or any gift transactions with the equity plan administrator or the CLO IN ADVANCE of the transaction or gift. For its directors and executive officers, RGP will prepare the appropriate documentation reporting transactions in RGP securities.

11.Exception for Trades Made Pursuant to Certain Trading Plans.

(a)If you know in advance you want to trade in RGP securities, RGP may authorize trades made pursuant to a “Rule 10b5-1” plan. (Such authorization is part of RGP’s compliance program; it does not constitute personal, financial or legal advice.) Rule 10b5-1 provides an affirmative defense to liability for insider trading. When a person, at a time when he or she does not possess material, non-public information, enters into a binding contract, instruction, or written plan under specified terms and conditions for the purchase or sale of securities, the person is afforded an affirmative defense against a later claim that the person traded those securities at a time he or she was aware of (and consequently traded on the basis of) material, non-public information, if the purchase or sale occurs pursuant to the contract, instruction or plan. The contract, instruction, or plan must comply with Rule 10b-5 under the Exchange Act, be approved by the CLO, and meet the requirements of the Company’s guidelines or policy related to Rule 10b5-1 plans then in effect, if any. Any Rule 10b5-1 plan must be pre-cleared with the CLO prior to the entry into the Rule 10b5-1 plan.

(b)In general, a Rule 10b5-1 plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The plan must include a cooling-off period before trading can commence, which ends on the later of ninety (90) days after the adoption of the Rule 10b5-1 plan or two (2) business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of one hundred twenty (120) days after adoption of the plan). A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 plan during any twelve

(12)-month period (subject to certain exceptions). The person adopting the plan must include a representation in their Rule 10b5-1 plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan.

(c)A purchase or sale under Rule 10b5-1 is not protected from liability if the person alters or deviates from the trading plan (whether by changing the amount, price, or timing of the purchase or sale), or enters into or alters a corresponding or hedging transaction or position with respect to those securities.

(d)Trading plans pursuant to Rule 10b5-1 must still comply with all other disclosure, reporting and other requirements under federal and state securities laws. Additionally, RGP may require all trading plans to include additional safeguards for the benefit of RGP (such as appropriate waiting period prior to the first trade under the trading plan or to satisfy customary lockup commitments associated with underwritings of RGP securities). RGP may also publicly announce trading plans. Any director, officer or employee must pre-clear with the CLO any such Rule 10b5-1 trading plan prior to entering into the plan.

12.Additional Trading Restrictions.

(a)Short Sales. Short sales of RGP securities (generally, the sale of a security the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller lacks confidence in RGP’s prospects. Additionally, short sales may reduce a seller’s incentive to seek to improve RGP’s performance. For these reasons, directors, officers and employees are prohibited from engaging in short sales of RGP securities, which are illegal for Section 16 officers and directors. For the sake of clarity, please note short sales arising from certain types of hedging transactions are governed by paragraph 12(c), Hedging Transactions, below.

(b)Publicly Traded Options. Given the relatively short term of publicly- traded options, any purchase or sale of such options by a director, officer or employee may create the appearance such person is trading based on material, non-public information and focus attention on short-term performance at the expense of RGP’s long-term objectives. Accordingly, directors, officers and employees are prohibited from engaging in transactions in put options, call options or other derivative securities, on an exchange or in any other organized market. For the sake of clarity, please note option positions arising from certain types of hedging transactions are governed by paragraph 12(c), Hedging Transactions, below.

(c)Hedging Transactions. The use of certain financial instruments, such as prepaid variable forwards, equity swaps, collars and exchange funds, designed to hedge or offset any decrease in the market value of RGP securities may allow a person to continue to own RGP securities, but without the full risks and rewards of ownership. When this occurs, the person may no longer have the same objectives as RGP’s other stockholders. For this reason, directors, officers and employees are prohibited from purchasing these financial instruments or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of RGP securities.

(d)Pledging Transactions. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in RGP securities, directors and officers are prohibited from margining RGP securities in an account or pledging RGP securities as collateral for a loan.

Thank you for your attention to these matters. If you have any questions about the scope or application of this Policy, please contact me.
L.A.E.

I have carefully reviewed the foregoing Insider Trading Policy, and knowingly and voluntarily accept each of its provisions.

Signature:

Printed Name:

Dated: